Exhibit 107

Calculation of Filing Fee Tables
Form S-3
(Form Type)
COLUMBIA BANKING SYSTEM, INC
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type		Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity		Common Stock, No Par Value per Share	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(1)	(1)
	Equity		Preferred Stock, No Par Value per Share	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(1)	(1)
	Debt		Debt Securities	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(1)	(1)
	Other	(3)	Depositary Shares(3)	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(1)	(1)
	Other	(4)	Warrants(4)	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(1)	(1)
	Other	(5)	Purchase Contracts(5)	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(1)	(1)
	Other	(6)	Units(6)	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(1)	(1)
Fees Previously Paid	N/A		N/A	N/A	N/A	N/A	N/A		N/A

Exhibit 107

Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A
	Total Offering Amounts				N/A	N/A
	Total Fees Previously Paid					N/A
	Total Fee Offsets					N/A
	Net Fee Due					(1)
(1)    The registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, to defer payment of all of the registration fee. In connection with the securities offered hereby, the Registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b). The Registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.
(2)    An unspecified indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at unspecified indeterminate prices. The securities registered also include such unspecified amounts and numbers of common stock, preferred stock and other securities as may be issued upon conversion of or exchange for preferred stock, debt securities, purchase contracts or warrants that provide for conversion or exchange or pursuant to the anti-dilution provisions of any such securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are represented by depositary shares.
(3)    Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share or multiple shares of preferred stock and will be evidenced by a depositary receipt.
(4)    Each series of warrants will be issued under a warrant agreement, will represent an interest in one or more shares of common stock, preferred stock, depositary shares, debt securities or units, or any combination thereof and will be evidenced by warrant certificates.
(5)    Purchase contracts may be issued separately or as part of units consisting of a purchase contract and one or more securities, may include contracts obligating holders to purchase or sell one or more shares of common stock, preferred stock, depositary shares, debt securities, warrants or other security or property and may require holders to secure their obligations under the contracts in a specified manner.
(6)    Each unit will be issued under a unit agreement or indenture and will represent an interest in one or more shares of common stock, shares of preferred stock, depositary shares, debt securities, purchase contracts, warrants and other securities in any combination, which may or may not be separable from one another.